Exhibit 99.1

QUESTCOR PHARMACEUTICALS ANNOUNCES PRELIMINARY OPERATING

METRICS FOR FIRST QUARTER 2011

ANAHEIM, CA – April 4, 2011 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today announced preliminary operating metrics for its first quarter ended March 31, 2011. The Company announced the preliminary metrics in advance of the Needham Healthcare Conference, where Don M. Bailey, President and Chief Executive Officer of Questcor, will present on Tuesday, April 5, 2011, at 8:00 a.m. ET. To listen to the audio web cast of the presentation during or after the event, please visit www.questcor.com. The replay will be available for 90 days after the event.

For the quarter ended March 31, 2011, the Company provided the following preliminary key operating metrics:

New, paid prescriptions of H.P. Acthar® Gel (Acthar) for the treatment of exacerbations of multiple sclerosis (MS) during the quarter were greater than 500, up over 115% from the year ago period and up over 40% from the prior quarter.

New, paid prescriptions for infantile spasms (IS) were estimated at 88.

New, paid prescriptions for nephrotic syndrome (NS) were estimated at 18.

2,010 vials of the Company’s principal drug, Acthar, were shipped during the quarter ended March 31, 2011.

Gross sales were $48.6 million.

Based on invoices received from state Medicaid agencies to date, Medicaid and other sales reserves for all periods through December 31, 2010 continue to appear to be adequate. Preliminary analysis of Medicaid prescription activity for the first quarter of 2011 would indicate that sales reserves for the first quarter of 2011 will be about at average percentage levels compared to the three quarters following the March 23, 2010 adoption of healthcare reform.

Operating expenses are estimated to be between $16 million and $18 million.

During the first quarter, the Company used $11.5 million to repurchase 884,300 shares of its common stock in open market transactions. These repurchases brought the total expenditures for the repurchase of common and preferred shares to over $78 million since this effort began in 2008. As of March 31, 2011, Questcor had 61.7 million shares of common stock outstanding, with 4.3 million shares remaining under its common stock repurchase program.

As of March 31, 2011, Questcor’s cash, cash equivalents and short-term investments totaled $122 million.

Questcor currently expects to release its financial results for the first quarter on April 26, 2011.

“The strong performance we saw late in the fourth quarter of 2010 has continued in the first quarter of 2011 and was driven by the increasing productivity of our recently expanded Acthar sales force. March showed significant growth in MS prescriptions and exceeded February’s record performance by over 50%. In addition, we are pleased with the very early results from the efforts of our small dedicated Nephrology sales team. While we are very encouraged by the first quarter new prescription results, we note that prior sharp increases in sequential quarterly Acthar prescriptions have usually been followed by more modest sequential growth,” said Don M. Bailey, President and CEO of Questcor Pharmaceuticals.

The Company’s quarterly vial shipments continue to be subject to significant variation due to the size and timing of individual orders from our distributor, and the timing of these orders can significantly affect net sales and net income in any particular quarter. For this reason, as well as other factors causing quarter-to-quarter variability in Questcor’s operating results, the Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s financial performance. All of the financial and prescription information above are based on preliminary estimates and analysis and are subject to change as the Company continues to close the quarter and conduct its normal financial reviews.

Prescription Trend Information for MS, IS and NS

Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, Questcor is able to monitor trends in payer mix and areas of therapeutic use for new Acthar prescriptions based on data it receives from its reimbursement support center. Questcor estimates that over 90% of new Acthar prescriptions are processed by this support center, but believes that very few refill prescriptions are processed there.

In order to help investors better understand historical trends in sales of Acthar for each of its three key therapeutic uses, acute exacerbations of MS, IS, and NS, Questcor has grouped new prescriptions processed by its reimbursement center into two groups — “Paid” and “Fully Rebated.” “Paid” prescriptions include those prescriptions for which Questcor retains the full selling price for Acthar, as well as Tricare prescriptions that receive a 24% rebate. “Fully Rebated” prescriptions are those for which Questcor can identify that it has recorded a rebate liability approximately equal to or, for periods prior to the first quarter of 2010, greater than the price charged to its distributor. From time to time during the past two years, the rebate liability for some government insurance programs has shifted between these two categories. Therefore, the prescriptions that fall into the “Paid” and “Fully Rebated” categories have also shifted over time as follows:

“Paid” prescriptions (Rxs) include all prescriptions in the following payer categories:

•	Commercial—For all time periods.

•	Tricare—For 2010 and 2011, but not 2009.

•	Medicaid Managed Care—For all time periods through March 22, 2010 (see Note 1 below the tables).

“Fully Rebated” prescriptions (Rxs) include:

•	Those reimbursed by fee-for-service Medicaid insurance and other state programs eligible for full rebates as Medicaid Waivers Programs for all time periods.

•	Tricare—For 2009.

•	Medicaid Managed Care—For all time periods beginning March 23, 2010 (see Note 1 below the tables).

The following tables show, for each of the three key Acthar therapeutic uses, the number of new prescriptions shipped grouped into “Paid” and “Fully Rebated”:

Multiple Sclerosis (and related conditions) New Rxs

2009	Paid	Year-Over-Year Growth in Paid Rx	Sequential Growth in Paid Rx	Fully Rebated
Q1-09	78	225%	13%	8

Q2-09	124	254%	59%	17

Q3-09	141	177%	14%	20

Q4-09	213	209%	51%	15

Total 2009	556	211%		60
2010

Q1-10	231	196%	9%	12

Q2-10	304	145%	32%	24

Q3-10	323	129%	6%	19

Q4-10	354	66%	10%	24

Total 2010	1,212	118%		79
2011

Q1-11	>500	>115%	>40%	~49

Infantile Spasms (and related conditions) New Rxs

2009	Paid	Fully Rebated
Q1-09	104	75

Q2-09	91	68

Q3-09	60	58

Q4-09	94	45

Total 2009	349	246
2010

Q1-10	89	48

Q2-10	95	66

Q3-10	92	78

Q4-10	91	68

Total 2010	367	260
2011

Q1-11	~88	~71

Nephrotic Syndrome (and related conditions) New Rxs

2009	Paid	Fully Rebated
Q1-09	1	0

Q2-09	3	1

Q3-09	2	0

Q4-09	14	3

Total 2009	20	4
2010

Q1-10	11	0

Q2-10	4	1

Q3-10	8	0

Q4-10	7	0

Total 2010	30	1
2011

Q1-11	~18	~1

Notes:

(1) Because the March 2010 health care legislation made Medicaid Managed Care Organization (MCO) prescriptions rebate eligible effective 3/23/10, a rebate liability for the MCO prescriptions estimated to be filled on or after 3/23/10 has been accrued. The Company does not have the ability to accurately identify every Medicaid Managed Care prescription so it is possible that some prescriptions identified as “Paid” in the tables may subsequently be reclassified as “Fully Rebated.”

(2) “Related Conditions” includes diagnoses that are either alternative descriptions of the condition or are closely related to the medical condition which is the focus of the table. For example, a prescription for “Demyelinating disease of the central nervous system” would be included as an MS related condition for purpose of this table. About 5% of the prescriptions in the tables are for a related condition.

(3) A new prescription may or may not represent a new patient or a new therapy for the patient receiving the prescription. Questcor uses business rules to determine whether a prescription should be classified as new for inclusion in this table. From time to time the Company may modify these rules which could cause some changes to the historic numbers in the table above.

(4) Historical trend information is not necessarily indicative of future results.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications,

Questcor currently generates most of its net sales from two indications: the treatment of acute exacerbations of multiple sclerosis in adults and the treatment of infantile spasms in children under two years of age. Questcor is also implementing plans to commercialize Acthar for use in treating nephrotic syndrome, another on-label indication. Specifically with respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor also markets Doral(R) (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “should,” “substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	The complex nature of our manufacturing process and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•	Our ability to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar;

•

Research and development risks, including risks associated with Questcor’s preliminary work in the area of nephrotic syndrome and our reliance on third-parties to conduct research and development and the ability of research and development to generate successful results;

•	Regulatory changes or other policy actions by governmental authorities and other third parties as recently adopted U.S. healthcare reform legislation is implemented;

•	Our ability to receive high reimbursement levels from third party payers;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•

Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid sales may have upon our results;

•	Our ability to operate within an industry that is highly regulated at both the Federal and state level;

•	Our ability to effectively manage our growth and our reliance on key personnel;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	Our ability to maintain effective controls over financial reporting;

•	The risk of product liability lawsuits;

•	Unforeseen business interruptions;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, as well as volatility in our stock price; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2010, and other documents filed with the Securities and Exchange Commission.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

714-786-4210

dbailey@Questcor.com

EVC Group

Investors	Media

Gregory Gin/Doug Sherk	Janine McCargo

415-896-6820	646-688-0425